Scrudato & Co., PA

7 Valley View Drive

Califon, NJ 07830

January 4, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   SoOum Corp.

We have read the statements made by SoOum Corp. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Scrudato & Co., PA